UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2011

OMEROS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	001-34475	91-1663741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Fifth Avenue, Suite 2600

Seattle, Washington 98101

(Address of principal executive offices, including zip code)

(206) 676-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 17, 2011, the United States of America (the “United States”) filed a notice of its election to decline intervention in a qui tam claim filed against Omeros Corporation (“Omeros”) by Richard J. Klein, Omeros’ former chief financial officer. Mr. Klein initiated the qui tam claim through the filing of a sealed complaint in December 2010 in which he alleged that Omeros violated the Federal False Claims Act in connection with certain grants Omeros received from the National Institutes of Health totaling approximately $1.3 million. Following an investigation of Mr. Klein’s qui tam claims, the United States declined to take over Mr. Klein’s action. Mr. Klein’s qui tam complaint and the United States’ subsequent declination notice were filed in the United States District Court for the Western District of Washington and unsealed by order of the court on October 21, 2011.

Mr. Klein originally commenced a lawsuit against Omeros and some of its current and former directors in the United States District Court for the Western District of Washington on September 21, 2009. In the amended complaint filed in December 2010, Mr. Klein alleged that Omeros, among other things, violated the Federal False Claims Act and wrongfully discharged him from his employment in violation of public policy. Omeros has filed counterclaims against Mr. Klein alleging breach of contract, misappropriation of trade secrets and breach of fiduciary duty. In 2010, the court dismissed all of Omeros’ non-executive directors from the case with prejudice.

The United States’ election not to intervene in Mr. Klein’s qui tam claim does not prevent Mr. Klein from continuing to conduct the qui tam action. Nor does it affect his other claims against Omeros or impact Omeros’ counterclaims against Mr. Klein. Although Omeros denies Mr. Klein’s allegations and believes that it has substantial and meritorious defenses to his claims, neither the outcome of the litigation nor the amount and range of potential damages or exposure associated with the litigation can be assessed with certainty. For additional information regarding this lawsuit, please see Item 1. Legal Proceedings in Omeros’ Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on August 9, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEROS CORPORATION

By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
President, Chief Executive Officer, and Chairman of the Board of Directors

Date: October 25, 2011